EXHIBIT 99.2
Sunair Services Appoints Joseph Burke to Board of Directors
FORT LAUDERDALE, Fla., Feb. 14 /PRNewswire-FirstCall/ — Sunair Services Corporation (Amex: SNR — News) today announced the appointment of Joseph Burke, former CFO of Gateway, Inc., to its board of directors, effective February 14, 2006.
“We are pleased to have Joe Burke join Sunair’s board of directors,” said Richard C. Rochon, Chairman of the Board of Sunair Services Corporation. “Joe is a seasoned executive with a unique balance of strategic insight, operational expertise and financial knowledge. Joe is a strong asset to Sunair’s board.”
Joseph Burke, 48, is the Chief Executive Officer of Lakeland Construction Finance, LLC, a specialty finance company that provides single-family home construction and development loans to mid-sized builders and developers whose operations are primarily focused in the Midwest. Mr. Burke also serves as a founding director of Flagship Community Bank, a state-chartered community bank in Florida that was organized in late 2005. Previously, Mr. Burke was a senior executive with Gateway, Inc. from 1995 to 2005. He served as Senior Vice President and Chief Financial Officer of Gateway in 2001 and 2002. During his tenure at Gateway, Mr. Burke also served in a number of other capacities, including Vice President of Market Development, Senior Vice President of Global Business Development, President of Gateway Country (Retail Division) and Senior Vice President of Latin America. Before joining Gateway, Mr. Burke spent eight years with Blockbuster Entertainment Corporation, a worldwide home entertainment retailer, serving in a number of financial capacities, including Controller, Treasurer and Senior Vice President and Chief Financial Officer of the International Division. Prior to that, Mr. Burke spent approximately five years practicing as a CPA with Coopers & Lybrand. Mr. Burke received his BSBA, major in accounting, from the University of Florida.
With the election of Burke, Sunair’s board now consists of seven members. As a result of the appointment of Mr. Burke, Sunair’s board is now comprised of four independent directors.
About Sunair Services Corporation
Sunair Services Corporation (“Sunair”) is a Florida corporation organized in 1956. Sunair changed its corporate name from Sunair Electronics, Inc. to Sunair Services Corporation in November 2005. Sunair operates through three business segments: Lawn and Pest Control Services, High Frequency Radio and Telephone Communications. The Lawn and Pest Control Services segment provides lawn care and pest control services to both residential and commercial customers through it’s subsidiary, Middleton Pest Control, Inc. established in Orlando, Florida in 1952. With more than 436 employees, Middleton is one of the nation’s largest pest control companies, and among the top five largest lawn application companies. Middleton provides complete pest control, lawn and shrub care, subterranean and drywood termite control and mosquito reduction services through a network of 25 branch offices, serving more than 93,000 accounts in 27 Florida counties. The High Frequency Radio segment supplies high frequency communications equipment and systems to government and military markets worldwide. The Telephone Communications segment provides hospitality systems and software solutions.

Source: Sunair Services Corporation